Exhibit 99.1
Trico Supply AS
13 Week Cash Flow
(USD 000’s)

	Projected Cash Flow for Weeks Ending:
	17-Sep-10	8-Oct-10	5-Nov-10
	to	to	to
	1-Oct-10	29-Oct-10	3-Dec-10	10-Dec-10	Total
Beginning Cash	$9,966	$7,199	$7,845	$6,781	$9,966

Total Operating/Non-Operating Cash Flows	(2,767)	646	(1,063)	(3,926)	(7,111)

Ending Cash	$7,199	$7,845	$6,781	$2,855	$2,855